                        CIRCUIT SYSTEMS, INC.

                           PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS

                    To Be Held September 13, 1996


       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Circuit Systems, Inc., an Illinois corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held September 13, 1996, as stated in the foregoing notice. Solicitations will be made by mail, and expenses incurred in connection with the solicitations will be borne by the Company.

       Anyone giving a proxy may revoke it at any time before it is exercised. If the enclosed proxy is properly executed and returned to American Stock Transfer & Trust Company, 40 Wall Street, New York, N.Y. 10005, all shares represented thereby will be voted for the proposals described in this Proxy Statement.

       Each outstanding share of Common Stock of the Company is entitled to one vote on each matter submitted to a vote at the meeting. In addition, in the election of Directors, each shareholder will have the right to cumulate his shares and distribute his votes among one or more of the Directors to be elected, in the manner authorized by the laws of Illinois. The Board of Directors has fixed July 15, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof.

       The Company had 5,321,973 shares of Common Stock, without par value, outstanding on June 30, 1996.

       It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about August 2,
  1996.


  Matters to be Considered at the Meeting

       The Company's shareholders are being asked to consider and act upon the following proposals:

       1.   The election of seven directors.

       2. Such other business as may come before the Meeting or any adjournments thereof.

                          -- PROPOSAL 1 --
                        ELECTION OF DIRECTORS

       At the meeting, seven Directors will be elected for a term of one year, or until their successors have been elected and qualified. All of the nominees are currently members of the Board of Directors.

       The shares represented by the proxies given pursuant to this solicitation will be voted, and may be cumulated, in the manner authorized by the laws of Illinois, for the nominees listed below
  (unless such authorization  is withheld  in the  proxy).   Cumulative
  voting entitles each shareholder to give one candidate the number  of votes equal to the  number of Directors multiplied  by the number  of his shares or to distribute such votes on the same principle among as
  many candidates  as  the shareholder  chooses.   In  the  absence  of
  contrary direction, the proxies will cast votes in such manner  as to
  elect all or as many nominees as possible.   In the event any nominee
  should become  unavailable  for  any reason  presently  unknown,  the proxies will be voted for substitute  nominees.  The nominees of  the
  Company  are  Richard    Augustine,  Gary  R.  Fairhead,  C.  Joseph        J.
  Incrocci, D. S. Patel, Magan H.  Patel, Thomas W. Rieck and Dilip  S.
  Vyas.  Information with respect to the nominees is as follows:

Name, Position with the Company;
Present Principal Occupation or
Employment and Five-Year Employment History     First Became Director      Age
- ------------------------------------------------------------------------------
Richard J. Augustine                                   1992                 53
Director; President,
R. J. Augustine & Associates, Ltd., Certified
Public Accountants, from 1978 to present.

Gary R. Fairhead                                       1995                 44
President; SigmaTron International, Inc.
and predecessor company from 1990 to present.

C. Joseph Incrocci                                     1995                 53
President, Alkco Lighting Company,
a division of J.J.I. Lighting Company from 1984 to present.

D.S. Patel                                             1987                 55
Chairman of the Board of Directors;
President and Chief Executive Officer of
the Company from February, 1987 to present.

Magan H. Patel                                         1987                 50
Director; Executive Vice President and
Assistant Secretary of the Company
from February, 1987 to present.

Thomas W. Rieck                                        1987                 51
Director;
Secretary of the Company from February, 1987 to present;
Partner, Rieck and Crotty, P.C., the Company's legal counsel.

Dilip S. Vyas                                          1987                 48
Director; Vice President-Business Development
of the Company from February, 1987 to present.

       Messrs. Gary R. Fairhead, D.S. Patel, Thomas W. Rieck and Dilip
  S. Vyas are directors of SigmaTron International, Inc. ("SigmaTron"). The Company owns approximately 20% of the Common Stock of SigmaTron, which is traded on the NASDAQ National Market System under the symbol "SGMA."

       Compensation of Directors.       Non - employee  Directors   are
  entitled to receive Directors' fees at the rate of $8,000 per annum and all Directors are entitled to receive $1,000 for each meeting attended. Non-employee Directors' compensation may not exceed $14,000 per annum and employee Directors' compensation may not exceed $6,000 per annum. Directors are also entitled to reimbursement of reasonable expenses incurred in attending meetings of the Board of Directors. In addition, pursuant to the 1994 Directors' Stock Option Plan, non-employee Directors in office at the adjournment of the annual shareholder meeting are granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise per share equal to the fair market value of a share of the Company's Common Stock on the date of grant.

       Meetings and Committees of the Board of Directors. The Board of Directors held nine meetings during the fiscal year ended April 30, 1996, which were attended by all of the Directors then in office.

       The Board  of Directors  has  an Audit  Committee,  Compensation
  Committee and Strategic  Planning Committee.   The  Board decided  to
  discontinue the Executive Committee during fiscal year 1996.

       The Company's Audit Committee, which consists of Richard J. Augustine (Chairman), Gary R. Fairhead and Thomas W. Rieck, meets with the Company's independent public accountants, reviews the scope and results of their audit, reviews management response to advisory comments and inquiries into various matters such as adequacy of internal controls and security, application of new regulatory policies and accounting rules and other issues that may from time to time be of concern to the Committee or its members. The Audit Committee met two times during the fiscal 1996.

       The Company's Compensation Committee,  which consists of  Thomas
  W. Rieck (Chairman), Richard J. Augustine, and C. Joseph Incrocci, is responsible for reviewing and approving the salary and bonus paid to the executive officers of the Company. The Compensation Committee also administers the 1993 Stock Option Plan. The Compensation Committee met two times during the fiscal 1996.

       The Company's Strategic Planning Committee, which consists of D.S. Patel (Chairman), Gary R. Fairhead, C. Joseph Incrocci and Thomas W. Rieck, and which is empowered to establish the growth plan of the Company, met on two occasions during the fiscal 1996.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       During the year ended April 30, 1996, SigmaTron purchased raw materials of approximately $ 4,755,000 for the year ended April 30, 1996. Trade accounts receivable related to these purchases was approximately $629,000 at April 30, 1996. SigmaTron also leases a portion of the 2201 Landmeier Road premises in Elk Grove Village, Illinois from the Company at a base rental of $26,000 per month as of March 1, 1996. The lease requires SigmaTron to pay real estate taxes, maintenance and utility expenses. Rental income was
  approximately  $302,000  for  the  year  ended   April 30, 1996.  The
  Company  owns  approximately  20%  of  SigmaTron's outstanding Common
  Stock.

       Beginning in 1987, through the present, the Company has retained the law firm of Rieck and Crotty, P.C., to perform certain legal services and anticipates that the firm will perform similar services in 1997. During fiscal year ended April 30, 1996, the Company paid approximately $128,000 in legal fees to Rieck and Crotty, P.C.

                      SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth as of June 30, 1996, the number and percentage of outstanding shares of the Company's Common Stock beneficially owned by (i) each Director, (ii) all Executive Officers and Directors as a group, (iii) all persons known by Company to own beneficially more than 5% of the Company's Common Stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                             Amount and Nature     Percent  of
                                                of Beneficial       Shares of
Name               Address                        Ownership       Common Stock
- ------------------------------------------------------------------------------
                                                             1,3,4
D.S. Patel            2350 E. Lunt Avenue           1,714,277           30.60%
                      Elk Grove Village, IL 60007
                                                             5
FMR Corp.             82 Devonshire Street            532,200            9.50%
                      Boston, MA 02109
                                                             1,3
Magan H. Patel        2350 E. Lunt Avenue             260,874            4.66%
                      Elk Grove Village, IL 60007
                                                             1,3,6
Dilip S. Vyas         2350 E. Lunt Avenue              68,792            1.22%
                      Elk Grove Village, IL 60007

                                                             7,10
Richard J. Augustine  999 Plaza Drive                  10,700              *
                      Schaumburg, IL 60073

                                                             8,9,10
Thomas W. Rieck       55 W. Monroe Street              10,200              *
                      Chicago, IL 60603

                                                             10
C. Joseph Incrocci    11500 West Melrose Avenue         5,000              *
                      Franklin Park, IL  60131
                                                             10,11
Gary R. Fairhead      2201 Landmeier Road               9,000              *
                      Elk Grove Village, IL 60007

All Executive Officers and Directors                         2
  as a group (7 persons)                            2,078,843           37.11%

An asterisk (*) indicates less than 1%.

  1
       Includes shares held by the Circuit Systems, Inc. Employee Stock Ownership Plan and beneficially owned by the following officers:
       Mr. D.S. Patel, 6,490 shares; Mr. Magan H. Patel, 4,693 shares; and Mr. Dilip S. Vyas, 3,792 shares; and all executive officers as a group, 14,975 shares.
  2
       As of June 30, 1996, the ESOP Trustee held 233,714 shares, which represents 4.39% of the outstanding Common Stock of the Company. Each Trustee has shared voting and investment power with respect to this stock. Hence, D.S. Patel, Magan H. Patel, Dilip S. Vyas and Thomas W. Rieck, the trustees, each disclaim any beneficial ownership of such shares.
  3
       Includes  shares   reserved   for   issuance   under   immediately
       exercisable options and options which will become exercisable within 60 days after July 15, 1996, as follows: Mr. D.S. Patel, 125,000 shares; Mr. Magan H. Patel, 75,000 shares; Mr. Dilip S. Vyas, 50,000 shares; and all executive officers as a group, 250,000 shares.
  4
       Includes 200,000 shares held by Mr. Patel's spouse. Mr. Patel has sole voting and investment power over these shares.
  5
       Based on information provided in Schedule 13G filed with the Securities and Exchange Commission on February 14, 1996, these shares are beneficially held by FMR Corporation ("FMR") and certain of its affiliates and associates. Fidelity Management & Research Company, a registered investment adviser and a wholly owned subsidiary of FMR, is the beneficial owner of 532,200 shares as a result of acting as investment adviser to the Fidelity Low-Priced Stock Fund, voting power over which resides with the Fund's Board of Trustees. Edward C. Johnson 3d owns 24.9% of the outstanding voting stock of FMR and serves as Chairman.
  6
       Does not include 140,438 shares held in trust for, among others, members of the family of D.S. Patel and Magan H. Patel, neither of whom have investment nor voting power of such shares. Beneficial ownership of such shares is disclaimed.
  7
       Includes 500 shares held in retirement account.
  8
       Includes 200 shares held in trust for a family member.
  9
       Does not include 1,000 shares held by Rieck and Crotty, P.C. Profit Sharing Plan, for which voting and investment power is shared. Beneficial ownership of such shares is disclaimed.
  10
       Includes 5,000 shares subject to options granted to Directors in office in September 1994 and 1995 under the 1994 Directors' Stock Option Plan. All options are deemed exercised solely for the purpose of showing total shares owned by each non-employee director.
  11
       Includes 2,000 shares held in retirement account.

       Under the federal securities laws, the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Company and the SEC. Specific due dates for these reports have been established by regulation and the Company is required to report in this Proxy Statement any failure to file by these dates during fiscal 1996. All of these filing requirements were satisfied by the Company's Directors, Executive Officers and 10% holders during fiscal year 1996.

                    COMPENSATION OF EXECUTIVE OFFICERS

       The following table sets forth in the format required by applicable regulations of the Securities and Exchange Commission the compensation for Executive Officers of the Company who served in such capacities as of April 30, 1996.

                      SUMMARY COMPENSATION TABLE

- ------------------------------------------------------------------------------
      I  FISCAL  I                   I         LONG-TERM       I
      I   YEAR   I      ANNUAL       I       COMPENSATION      I    ALL OTHER
      I  ENDED   I   COMPENSATION    I                         I  COMPENSATION
 NAME I  APRIL   I                   I                         I       (3)
  &   I     30   I-------------------I                         I
TITLE I          I SALARY  I BONUS   I   AWARDS      PAYOUTS   I                                 AWARDS
      I          I         I  (1)    I-------------------------I
      I          I         I         I SECURITIES I  LONG-TERM I
      I          I         I         I UNDERLYING I  INCENTIVE I
      I          I         I         I  OPTIONS   I    PLAN    I
      I          I         I         I    (#)     I   PAYOUTS  I
      I          I         I         I            I     ($)    I
- ------------------------------------------------------------------------------
D.S. Patel, President and Chief Executive Officer

       1996  I     $414,000  I  $ 17,500  I  50,000   I  -0-  I       $61,892
       1995  I     $520,000  I  $   -0-   I  50,000   I  -0-  I       $84,858
       1994  I     $312,000  I  $442,750  I  50,000   I  -0-  I       $70,729

- -------------------------------------------------------------------------------
Magan H. Patel,
Executive Vice President and Assistant Secretary

       1996  I     $103,200  I  $  4,500  I  30,000   I  -0-  I       $26,487
       1995  I     $124,800  I  $ 24,000  I  30,000   I  -0-  I       $30,591
       1994  I     $117,000  I  $ 57,313  I  30,000   I  -0-  I       $26,121

- ------------------------------------------------------------------------------
Dilip S. Vyas,
Vice President - Business Development

       1996  I     $ 93,600  I  $  4,200  I  20,000   I  -0-  I       $14,250
       1995  I     $109,200  I  $ 21,000  I  20,000   I  -0-  I       $17,558
       1994  I     $ 93,600  I  $ 58,800  I  20,000   I  -0-  I       $ 8,924
- -------------------------------------------------------------------------------

  1 A description of the Company's bonus arrangements is contained below the caption "The Report of the Compensation Committee on Executive Compensation."

  2 Includes the value on December 3, 1993 (grant date) of a grant of 5,000 shares, of the Company's Common Stock based on the average price of such stock ($5.50) as reported by NASDAQ.

  3  The amounts disclosed in this column include:

    (a) Company contributions of the following amounts in fiscal 1996, 1995 and 1994 under the Company's Employee Stock Ownership Plan, on behalf of Mr. D.S. Patel, $1,505, $2,591 and $3,407; Mr.
         Magan H. Patel, $1,105, $2,591 and $2,421; and Mr. Dilip S. Vyas, $1,003, $2,308 and $2,124.

    (b) Payment by the Company in each fiscal year of premiums on whole life insurance policies for Mr. D.S. Patel of $34,200 and for Mr. Magan H. Patel of $12,000.

    (c) Payment by the Company in fiscal 1996, 1995 and 1994 of $12,000, $10,000, and $5,000, respectively, in Director fees.

    (d) Payment by the Company in fiscal 1996 of approximately $12,800 on behalf of D.S. Patel for legal, tax and financial planning advice pursuant to employment agreement.

    (e) Company match in calendar year 1995 and 1994 to the Company's 401(k) Plan on behalf of D.S. Patel, $1,387 and $2,340, on behalf of Magan H. Patel, $1,382 and $1,004 and on behalf of Dilip S. Vyas, $1,247 and $873.

                             Stock Options

   The Company has in effect the 1993 Stock Option Plan pursuant to which options to purchase common stock may be granted to employees (including executive officers) of the Company. The following table sets forth certain information relating to stock options granted to the named executive officers in fiscal 1996.

                 OPTION GRANTS DURING FISCAL YEAR 1996

                              Individual Grants
                        ---------------------------------
                           % of
                          Total
                          Options                                 Potential
                Number    Granted                             Realizable Value
                  of        to                               at Assumed Annual
                Shares    Employees                            Rates of Stock
              Underlying     in                                     Price
               Options     Fiscal   Exercise   Expiration       Appreciation
Name          Granted(#)    Year      Price       Date      for Option Term(2)
- ------------------------------------------------------------------------------
                                                             5%         10%
                                                          --------------------
D.S. Patel      50,000      50%      $3.85      06/21/05   $92,557    $261,405

Magan H. Patel  30,000      30%      $3.25      08/18/05   $61,317    $155,390

Dilip S. Vyas   20,000      20%      $3.25      08/18/05   $40,878    $103,593

  1
     Options vest 25% every six months after the date of grant. The option exercise price is 100% (110% for Mr. D.S. Patel) of the fair market value on the date of grant. Options are exercisable for a period of 90 days after a voluntary termination to the extent vested at that time.
  2
     Amounts represent hypothetical gains that could be achieved if exercised at end of the option term. The dollar amounts under these columns assume 5% and 10% compounded annual appreciation in the Common Stock from the date the respective options were granted. These calculations and assumed realizable values are required to be disclosed under Securities and Exchange Commission rules and, therefore, are not intended to forecast possible future appreciation of Common Stock or amounts that may be ultimately realized upon exercise.

                               Year-End Option Table

   The following table sets forth certain information regarding the value
  of unexercised options  held as  of April  30, 1996.   No  options were
  exercised in fiscal 1996.

          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION VALUES

      Number of Shares Underlying            Value of Unexercised In-The-Money
    Unexercised Options at April 30, 1996      Options at  April 30, 1996 (1)

Name           Exercisable    Unexercisable       Exercisable    Unexercisable
- ------------------------------------------------------------------------------
D. S. Patel     100,000          50,000             $14,375         $43,125
Magan H. Patel   60,000          30,000             $13,125         $39,375
Dilip S. Vyas    40,000          20,000             $ 8,750         $26,250

  1
     Represents the difference between the exercise price of the outstanding options and the closing price of the Common Stock on
     April 30, 1996, which  was $5.00 per share.   Options that  have an
     exercise price greater than the fiscal year-end market value are not included in the value calculation.

                         Employment Agreement

   On April 16, 1994, the Company entered into an employment agreement with Mr. D.S. Patel for a continuous term of twenty-four months, which provides for a base salary of $520,000 per year. In addition, the agreement  provides  that  he  be  paid  a  performance  bonus  in  an amount which the Board of Directors, in its absolute discretion, determines to be proper in relation to, among other things, attainment of the fiscal objectives of the Company. In addition, pursuant to the terms of the agreement, Mr. Patel is entitled to reimbursement for legal, tax and financial planning advice in an amount not to exceed $25,000 annually and to the use of an automobile for business purposes. The agreement is terminable upon 90 days written notice by Mr. Patel or immediately by the Company at anytime. Mr. Patel is also entitled to participate in any other cash or deferred bonus, profit sharing or retirement plans which the Company now has or which may be adopted by the Company. The Company also advances, on behalf of Mr. Patel, annual premiums of $34,200 for a whole life insurance policy on his life.

                     Employee Stock Ownership Plan

   Effective January 1, 1989, the Company adopted the Circuit Systems, Inc. Employee Stock Ownership Plan ("ESOP") covering substantially all employees. The ESOP is administered by the Board of Directors of the Company and the trustees are D.S. Patel, Magan H. Patel, Dilip S. Vyas and Thomas W. Rieck. The ESOP is a noncontributory plan designed to invest primarily in the Common Stock of Company and to distribute retirement benefits (or benefits in event of death or disability) in the form of such Common Stock or cash.

   The Company may make contributions to the ESOP in the form of cash, Company Common Stock or other property, solely at the discretion of the Board of Directors. The Company accrued a contribution of $125,000 to the ESOP for the fiscal year ended April 30, 1996.

                                401(k) PLAN

   Effective May 1, 1994, the Company adopted the Circuit Systems, Inc. 401(k) Plan ("Plan"), covering substantially all employees. The Plan is administered by the Board of Directors of the Company and the trustee is Fidelity Management Trust Company. The Plan is a defined contribution plan that permits participants to contribute up to 15% of pretax annual compensation, as defined in the Plan. The Company contributes 25% of the first 6% of annual compensation that a participant contributes to the Plan. Additional matching amounts may be contributed at the discretion of the Company's Board of Directors. Plan participants are provided eight optional forms of direct investment under the Plan.. The Company contributed approximately $80,000 to the Plan for the fiscal year ended April 30, 1996.

                     COMPARATIVE PERFORMANCE GRAPH

       The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Company's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has compared its performance with the NASDAQ Market Value Index and a peer group of companies engaged in the printed circuit board industry comprised of Sheldahl, Inc., Hadco Corporation, Advanced Circuits, Inc., Altron Incorporated, Parlex Corporation and Sigma Circuits, Inc. The peer group differs from that used in the prior year, due to the deletion of Advanced Circuits, Inc., which was delisted during the Company's current fiscal year, and replaced by Sigma Circuits, Inc. in the 1996 performance comparison.

             COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
            AMONG CIRCUIT SYSTEMS, INC., THE NASDAQ MARKET
             INDEX AND A SELECTED PEER GROUP OF COMPANIES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   ASSUMES
                                $100 INVESTED
                                ON MAY 1, 1991
                         ASSUMES DIVIDEND REINVESTED

                              FISCAL YEAR

        COMPANY            1991      1992     1993     1994     1995    1996
- -----------------------------------------------------------------------------
 Circuit Systems, Inc.    100.00    304.76   523.81   485.71   238.10  380.95
 Peer Group               100.00    139.10   181.95   315.72   212.74  549.21
 NASDAQ Market Index      100.00    102.58   122.56   137.56   150.21  209.67

     The comparison of total return on investment based upon the changes in year end price plus reinvested dividends for each period is calculated assuming $100 was invested on May 1, 1991 in Circuit Systems, Inc., the companies which comprise the NASDAQ Market Index and the selected peer group companies.

               THE REPORT OF THE COMPENSATION COMMITTEE
                       ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation paid to the executive officers of the Company, including salaries and bonuses. Following review and approval by the Committee, actions pertaining to executive compensation are reported to the full Board of Directors.

       It is the philosophy of the Company to ensure that executive compensation be linked directly to continuous improvements in corporate performance and increases in shareholder value. The Committee believes that corporate performance includes, in addition to stock market and financial performance, such factors as the quality of the Company's products and the timeliness of its services, monitoring and improving the Company's environmental performance and maintaining equitable opportunities for the Company's employees.



       The following objectives have been adopted by the Committee as guidelines for compensation decisions:

       o provide a competitive total compensation program that enables the Company to attract and retain key executives.

       o provide variable compensation opportunities that are directly linked with the performance of the Company and align executive renumeration with the interests of the shareholders.

       o    integrate all  pay  programs with  the  Company's annual  and
            long-term  business  strategies  and   objectives  and  focus
            executive behavior on the fulfillment of those objectives.

       The Committee does not use a quantitative method or use mathematical formulas exclusively in setting any element of compensation. The Committee uses discretion, guided in large part by the concept of pay for performance, and considers all elements of an executive's compensation package when setting each portion of compensation. Further, the focus on pay for performance may cause individual compensation amounts to change significantly from year to year.

       The key elements of the Company's executive compensation program presently consists of salary, a short-term incentive in the form of an annual bonus and a long-term incentive in the form of stock options. In addition, the use of an ESOP in lieu of a defined benefit pension plan ties the retirement income of the executive officers closely to the long-term performance of the Company's common stock. The Compensation Committee's philosophy on each of these key elements, including the basis for the compensation awarded to the CEO, are discussed below.

       Salaries. Salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the comparative marketplace for executive talent, including a comparison to base salaries for comparable positions at comparable companies. The Compensation Committee receives the recommendations of the CEO for the compensation to be paid to executive officers (other than himself) and after due deliberations determines the compensation of such executive officers and the CEO. Each year recommendations for future salary levels for executive officers (other than himself) are prepared by the CEO and are reviewed with, modified where appropriate, and approved by the Committee.

       Bonus.  Bonus  payments for the  Company's executive  officers are discretionary and are based upon the individual's performance, responsibility and position, as well as corporate results and appreciation in the Company's stock price.

       Stock Options. The Committee believes that stock options are advantageous to the Company because they foster a long-term commitment by the recipient to the Company and motivate the executives to seek to improve the long-term market performance of the Company's stock. The Committee believes the grant of the options serves to align the interests of the executives with those of the shareholders. When the 1993 Stock Option Plan was adopted, it was thought that the Plan would provide an incentive for superior performance by officers and key employees who have the most impact on the management and success of the Company's operations. As the Company's stock is thinly traded, thereby inhibiting substantial appreciation in the stock price, there has not been much opportunity for executives to benefit from the Plan. Accordingly, the Committee has decided to review the Plan and propose modifications, including the granting of options at less than the common stock's trading price, which will make option awards a more meaningful part of compensation.

       Compensation of the Chief Executive Officer. The Committee reviews the total annual compensation of Mr. D.S. Patel and takes into account his role and responsibilities as president and chief executive officer of the Company. Mr. Patel's salary and bonus are paid in accordance with his employment agreement which is described on page 8.

       Salary. In April, 1994, Mr. D.S. Patel's salary was increased to $520,000, effective May 1, 1994. In increasing Mr. Patel's salary, the Committee considered his individual tireless performance, his accomplishments in previous assignments, the size and complexity of the Company and SigmaTron and in recognition of his contribution to the Company's performance. In May, 1995, Mr. Patel voluntarily reduced his salary by 30% because of difficult business conditions. His salary was reinstated to prior levels as of January 1, 1996. The Committee has recommended to the Board that Mr. Patel's salary remain unchanged at this time.

       The Committee is of the opinion that Mr. Patel's salary, although in excess of the salary of chief executive officers of similar companies as the Company, is adequate considering the following facts, among others: Mr Patel works very long hours every week; he travels away from home at least 25 nights annually, apart from day trips that often result in 18-hour days; he personally visits a significant number of the Company's major customers each year; he has developed substantial stature within the industry and significant relationships with key customers of the Company; and the Company has grown
  substantially  under  his  direction.    In  addition,  Mr.  Patel  was
  instrumental in the highly successful public offering of SigmaTron International, Inc. The Company's stock investment in SigmaTron, based upon SigmaTron's current common stock price, is worth approximately $5,500,000 as of June 30, 1996, while its cost as reflected on the Company's accounting records is approximately $2,500,000; the Company has already recovered its initial investment in SigmaTron. D.S. Patel continues as a Board member of SigmaTron and devotes a portion of his daily time to SigmaTron matters. There are few executives who can boast of such a busy schedule and success record. Notwithstanding the foregoing, the Committee has recommended to the Board that Mr. Patel seek to hire a chief operating officer to assist him or replace him in the event of untimely illness and so Mr. Patel can devote more attention to long-range planning.

       Bonus. Mr. Patel received no bonus in 1995 because of reduced earnings from the 1994 record sales and earnings year. The Company's sales and earnings increased 9% and 40%, respectively, for the 1996 fiscal year, which in the opinion of the Committee, entitles Mr. Patel and his management group to a bonus. While Mr. Patel's employment agreement provides for a discretionary bonus, the Compensation Committee has adopted objective goals for D.S. Patel and his management team to attain, including a condition precedent to the award of any bonus of a minimum growth of 5% and 7% in sales and EBITDA (earnings before interest, taxes, depreciation and amortization), respectively. The thresholds were attained this year, so the Committee has determined that a bonus of 7% of EBITDA, after adding back executive compensation, would be appropriate for Mr. Patel and his executive officers. The Committee recommended that Mr. Patel receive $225,000 as a bonus for fiscal year 1996 and that the remainder be distributed among his executive officers as he determines in his sole discretion. The Committee recommended Mr. Patel's bonus (and stock option plan) to the full board except for Mr. D.S. Patel (who was not present during the discussions) at the Board's meeting in June, 1996; the recommended compensation was approved. Mr. D.S. Patel and his executive officers have subsequently advised the Board that they declined the bonus for 1996.

       Finally, Mr. Patel requested, and the Committee recommended to the Board, a $100,000 interest free loan, payable in full by December 31, 1996.

       Stock Options. On June 11, 1996, Mr. Patel was awarded an option to purchase an additional option to purchase 50,000 shares of the Company's common stock.

       Deductibility of Certain Executive Compensation. Section 162(m) added to the federal Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 (the "Act"), denies publicly held corporations a deduction for compensation in excess of $1 million per year paid or accrued with respect to certain executives in taxable years beginning on or after January 1, 1994, except to the extent that such compensation qualifies for an exemption from that limitation. Exempt compensation includes only the following: (a) performance-based compensation (provided that certain outside directors, shareholder approval, and certification requirements are met); (b) commissions; (c) payments from certain tax-qualified retirement plans; (d) health and other fringe benefits that are reasonably believed to be excludable from gross income; and (e) compensation payable under a binding written contract in effect February 17, 1993.

       The new deduction limitation has no effect on the Company's ability to deduct payments made (or deemed made for tax purposes) in fiscal 1996 to the named executive officers listed in the Summary Compensation Table. The new limitation, however, could affect the ability of the Company to deduct compensation paid to such officers in fiscal 1997 and subsequent years. The Company intends to take appropriate action to comply with Act so that deductions will be available to it for all compensation paid to its executive officers.

       Compensation Committee Interlocks and Insider Participation. In respect of deliberations concerning executive officers' compensation, all members of the Board of Directors participated in its deliberations, except that Mr. Patel did not participate in votes concerning his compensation deliberations.

       There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors or its Committee.

                               AUDITORS

       Grant Thornton LLP acted as independent certified public accountants to audit the financial statements of the Company for the current fiscal year and to perform other appropriate accounting services. Grant Thornton LLP has examined the financial statements of the Company since 1985. Representatives of Grant Thornton LLP will be present at the Annual Meeting, and will have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions. The Board of Directors expects to select its independent certified public accounting firm for the next fiscal year at its Annual Meeting.

                         SHAREHOLDER PROPOSALS

       A proper proposal submitted by a shareholder for presentation at the Company's 1997 Annual Meeting and received by the Company at its principal executive offices no later than May 1, 1997, will be included in the Company's Proxy Statement and form of proxy relating to the 1997 Annual Meeting.

                             OTHER MATTERS

       As of the date of this Proxy Statement, the Board of Directors is not aware of any business which will be presented for consideration at the meeting other than the foregoing. However, if other matters not now known properly come before the meeting it is intended that the persons named as proxies, or their substitutes, will vote the stock in accordance with their best judgment on such matters.



                                      By Order of the Board of Directors,



                                      D. S. Patel, President and Chief
                                      Executive Officer




  Elk Grove Village, Illinois
  August 2, 1996